Exhibit 99.1

[CBRL GROUP, INC. LOGO]	POST OFFICE BOX 787
LEBANON, TENNESSEE
37088-0787

C B R L   G R O U P,   I N C.

Investor Contact:	Diana S. Wynne
Senior Vice President, Corporate Affairs
(615) 443-9837

Media Contact:	Julie K. Davis
Director, Corporate Communications
(615) 443-9266

CBRL GROUP REPORTS DECEMBER COMPARABLE STORE SALES
Sales Affected Unfavorably by Severe Weather

LEBANON, Tenn. – January 3, 2008 -- CBRL Group, Inc. (“CBRL”) (Nasdaq: CBRL) today reported comparable store sales for its Cracker Barrel Old Country Store® restaurants and gift shops for the four-week period ending Friday, December 28, 2007.  The sales are compared with the 4-week period ending December 29, 2006, not the prior-year fiscal period, as a result of the 53rd week in the fiscal year ended on August 3, 2007.

·
Comparable store restaurant sales decreased 1.1%, which included the effect of an approximately 3.6% higher average check that resulted primarily from an average menu price increase of approximately 3.5%.   Traffic declined approximately 4.7%.  Severe winter weather unfavorably affected restaurant traffic by an estimated 1.5% to 2%.

·	Comparable store retail sales were up 1.0%.

Commenting on the results, CBRL Chairman, President and Chief Executive Officer Michael A. Woodhouse said, “Pressures on consumer discretionary spending were more pronounced than expected during this holiday season.  In addition, the extreme weather in the Midwest and Northeast adversely impacted traffic.  Nevertheless, despite these headwinds, our retail sales remained positive and our guest traffic trends continue to exceed the industry as reported by the Knapp-Track™ index.”

Headquartered in Lebanon, Tennessee, CBRL Group, Inc. presently operates 570 Cracker Barrel Old Country Store restaurants and gift shops located in 41 states.

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